EXHIBIT 99.1

                     CHINA'S FDA APPROVES IDSI LASER BREAST
                                 IMAGING DEVICE

Fort Lauderdale, Florida, September 27, 2004--Imaging Diagnostic Systems, Inc., (OTCBB:IMDS), announced today that its CT Laser Mammography system (CTLM(R)) has received Chinese State Food and Drug Administration (SFDA) marketing approval. Following extensive inspection the Peoples Republic of China SFDA issued the registration "Certificate for Medical Device" representing the first approved laser based breast cancer detection system in China. The medical device registration number is 20043241646.

"The SFDA approval of our device is a major step in our global commercialization program. China is an enormous market for cancer detection devices since cancer became the leading cause of death in 1966. There has been a steep increase in the number of lung, breast, and colon cancers according to the Globoscan 2000 database. CTLM patient acceptance should be high because it uses no harmful radiation, just laser light, and the procedure is painless for the woman since there is no compressing or even touching of the breast," stated Tim Hansen, CEO of Imaging Diagnostic Systems.

IDSI's exclusive distributor, China Far East International Trading Corporation, (CFETC) has already received 4 CTLM(R) systems. CFETC is one of China's top 500 Enterprises in import and export volume. CFETC operates under the control of State-owned Assets Supervision and Administration Commission of the State Council. CFETC is located in Beijing with branches in Guangdong, Zhejiang, Jiangsu, Hainan, Fujian, Shenzhen, and Zhuhai.

Imaging Diagnostic Systems has received CE Marking, CMDCAS (Canada), Canadian License, China SFDA approval, UL listing, ISO 9001:2000-13488 certification and FDA export certification for its CT Laser Breast imaging system. The CTLM(R) system is the first patented breast-imaging system that utilizes state-of the-art laser technology and patented algorithms to create 3-D cross- sectional images of the breast. The Company is seeking PreMarket Approval (PMA) from the Food and Drug Administration (FDA) for its CTLM(R) system to be used as an adjunct to mammography. The CTLM(R) system is a non-invasive, painless examination that does not expose the patient to radiation or require breast compression.

Please visit Imaging Diagnostic Systems' website at: www.imds.com for additional information.

In conjunction with the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectation. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company's filing with the Securities Exchange Commission.


Investor Relations:                     Public Relations:
Rick Lutz                               Margie Adelman
404-261-1196                            561-347-6768
lcgroup@mindspring.com                  madelman@adelmancommunications.com